UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of report (Date of earliest event reported): June 28, 2002




                         CURATIVE HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


          Minnesota                    000-19370                41-1503914
(State or other jurisdiction of       (Commission           (I.R.S. Employer
 incorporation or organization)       File Number)         Identification No.)


                                150 Motor Parkway
                         Hauppauge, New York 11788-5145
                    (Address of principal executive offices)


                                 (631) 232-7000
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report.)

This amendment is being filed to revise Item 7 in the Registrant's current report on Form 8-K filed July 2, 2002 to include the historical and pro forma financial information required by paragraphs (a) and (b) of Item 7 which were omitted from the report as initially filed.

Item 7.  Financial Statements and Exhibits

         (a)    Financial Statements of Business Acquired

                The report of independent auditors, audited balance sheet, related audited statements of income, stockholders' equity and cash flows of Infinity Infusion Care, Inc. as of and for the year ended December 31, 2001 and the Notes thereto.

                Unaudited condensed balance sheets, related condensed statements of income and condensed cash flows of Infinity Infusion Care, Ltd. as of and for the three months ended March 31, 2002 and 2001 and the Notes thereto.

         (b)    Pro Forma Financial Information

                The unaudited pro forma condensed consolidated statement of operations of Curative Health Services, Inc. and Subsidiaries for the year ended December 31, 2001.

                The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statement of operations of Curative Health Services, Inc. and Subsidiaries as of and for the three months ended March 31, 2002.

         (c)    Exhibits

                23.1     Consent of Ernst & Young LLP

Item 7. (a)     Financial Statements of Business Acquired



                          Infinity Infusion Care, Inc.

                          Audited Financial Statements

                          As of and for the Year Ended

                                December 31, 2001



                                    Contents

Report of Independent Auditors.............................................. 1
Balance Sheet............................................................... 2
Statement of Income......................................................... 3
Statement of Stockholders' Equity........................................... 4
Statement of Cash Flows..................................................... 5
Notes to Financial Statements............................................... 6

                         Report of Independent Auditors

Board of Directors and Stockholders
Infinity Infusion Care, Inc.

We have audited the accompanying balance sheet of Infinity Infusion Care, Inc. (the "Company") as of December 31, 2001, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infinity Infusion Care, Inc. at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


                                                   /s/ Ernst & Young LLP



New York, New York
May 15, 2002

                          Infinity Infusion Care, Inc.

                                  Balance Sheet

                                December 31, 2001


Assets
Cash and cash equivalents                                       $       46,116
Accounts receivable, net                                             1,963,336
Marketable securities available-for-sale                               212,020
Inventory                                                              368,404
                                                                     ---------
Total current assets                                                 2,589,876

Property and equipment, net                                             64,864
Goodwill, net                                                           18,474
Other long-term assets                                                   3,850
                                                                     ---------
Total assets                                                    $    2,677,064
                                                                     =========

Liabilities and stockholders' equity
Accounts payable and accrued expenses                           $      308,700
Short-term loan                                                        350,000
Other current liabilities                                              258,986
                                                                     ---------
Total current liabilities                                              917,686

Stockholders' equity:
   Common stock, $1.00 par value; 1,000 shares authorized,
     issued and outstanding                                              1,000
   Retained earnings                                                 2,064,193
   Accumulated other comprehensive loss                               (305,815)
                                                                     ---------
Total stockholders' equity                                           1,759,378
                                                                     ---------
Total liabilities and stockholders' equity                      $    2,677,064
                                                                     =========



See accompanying notes.

                          Infinity Infusion Care, Inc.

                               Statement of Income

                          Year ended December 31, 2001


Revenues, net                                             $   11,224,693

Costs and expenses:
   Cost of services provided                                   4,676,287
   General and administrative                                  2,731,164
   Depreciation and amortization                                  21,228
                                                              ----------
Total costs and expenses                                       7,428,679
                                                              ----------
Income from operations                                         3,796,014

Other expenses:
   Interest expense, net                                          66,206
   Loss on sales of securities, net                               41,083
                                                              ----------
                                                                 107,289
                                                              ----------
Income before provision for income taxes                       3,688,725
Provision for income taxes                                       133,000
                                                              ----------
Net income                                                $    3,555,725
                                                              ==========

See accompanying notes.

                          Infinity Infusion Care, Inc.

                        Statement of Stockholders' Equity

                          Year ended December 31, 2001

                                                                      Accumulated
                                                                        Other              Total         Comprehensive
                                            Common       Retained    Comprehensive     Stockholders'        Income
                                             Stock       Earnings       Loss               Equity           (Loss)
                                        ---------------------------------------------------------------------------------

Balance at December 31, 2000                $1,000      $1,296,543    $(272,884)        $1,024,659
Comprehensive income:
   Net income                                    -       3,555,725            -          3,555,725         $3,555,725
   Change in fair value of
       available-for-sale securities             -               -      (32,931)           (32,931)           (32,931)
   Distributions to stockholders                 -      (2,788,075)           -         (2,788,075)                 -
                                        ---------------------------------------------------------------------------------
Balance at December 31, 2001                $1,000      $2,064,193    $(305,815)        $1,759,378         $3,522,794
                                        =================================================================================


See accompanying notes.


                          Infinity Infusion Care, Inc.

                             Statement of Cash Flows

                          Year ended December 31, 2001


Operating activities
Net income                                                          $ 3,555,725
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization                                       21,228
     Changes in operating assets and liabilities:
       Accounts receivable, net                                        (408,270)
       Inventory                                                        (24,796)
       Accounts payable and accrued expenses                             93,476
       Other assets and liabilities                                      44,625
                                                                      ---------
Net cash provided by operating activities                             3,281,988

Investing activities
Purchases of marketable securities available-for-sale                  (180,118)
Proceeds from sales of marketable securities available-for-sale         135,105
Capital expenditures                                                    (40,813)
                                                                      ---------
Net cash used in investing activities                                   (85,826)

Financing activities
Payments on short-term loan                                            (450,000)
Payment on long-term loan                                              (129,187)
Distributions to stockholders                                        (2,387,922)
                                                                      ---------
Net cash used in financing activities                                (2,967,109)

Net change in cash and cash equivalents                                 229,053
Cash and cash equivalents (overdraft) at beginning of year             (182,937)
                                                                      ---------
Cash and cash equivalents at end of year                            $    46,116
                                                                      =========
Interest paid                                                       $    66,347
                                                                      =========
State income taxes paid                                             $    90,286
                                                                      =========


See accompanying notes.

                          Infinity Infusion Care, Inc.

                          Notes to Financial Statements

                                December 31, 2001


1. Organization

Infinity Infusion Care, Inc. (the "Company") was originally a division of a larger organization that provided home health care, but was spun off as a separate corporation in 1997.

The Company focuses on the specialty infusion market with more than 90% of its revenues from this service throughout the United States. The largest service line is intravenous immunoglobulin ("IVIG") therapy, which accounts for approximately 77% of revenue.

2. Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid short-term investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on past experience and other factors that, in management's judgment, deserve current recognition in estimating bad debts. Such factors include growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to total accounts receivable, current economic conditions and collection issues related to specific accounts.

Marketable Securities

Marketable securities available-for-sale are recorded at fair value, and unrealized gains and losses are included in other comprehensive income (loss).

Inventory

Inventories consisting primarily of pharmaceutical products are stated at the lower of cost (determined using the first-in, first-out cost method) or market.

                          Infinity Infusion Care, Inc.

                          Notes to Financial Statements

                                December 31, 2001


2. Summary of Significant Accounting Policies (continued)

Depreciable Assets

Depreciable assets are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.

Goodwill and Intangible Assets

Goodwill, under purchase accounting, represents the excess of cost over fair values of net assets acquired and is being amortized on a straight-lie basis over a period of 15 years. The goodwill is related to the spin-off of the Company in 1997. In June 2001, the Financial Accounting Standards Board ("FASB") issued two statements: Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning on January 1, 2002. Application of the non-amortization provisions of SFAS No. 142 are expected to result in an increase in net income of approximately $2,000 per year. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. The Company has not yet determined what the effect of these tests will be, if any, on its financial position or results of operations.

Income Taxes

The Company has elected to be treated as a "Subchapter S-Corporation" for federal income tax purposes. Consequently, all income and expenses of the Company are reported on the stockholders' individual federal income tax returns. As a result, no provision for federal income taxes is included in the income statement for 2001 (see Note 10).

                          Infinity Infusion Care, Inc.

                          Notes to Financial Statements

                                December 31, 2001


2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes revenue, net of contractual allowances, in the period the services are performed.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company provides services to certain patients covered by various non-governmental third-party payers. Revenues, net of contractual allowances, from three third-party payers amounted to 43% of revenues for the year ended December 31, 2001. Accounts receivable related to the same three third-party payers amounted to 55% at December 31, 2001.

3. Accounts Receivable

Accounts receivable are due from commercial insurance companies and other nongovernmental payers and consisted of the following at December 31, 2001:

Accounts receivable trade                                       $   2,218,597
Allowance for doubtful accounts                                      (298,663)
Accounts receivable due from related party (see Note 5)                43,402
                                                                    ---------
                                                                $   1,963,336
                                                                    =========

4. Bank Line of Credit

The Company has available a $1,000,000 line of credit with a commercial bank. The line is secured by the Company's accounts receivable, inventory and fixed assets. Outstanding borrowings under the line at December 31, 2001 are $350,000, which bear interest at 4.75% per annum. The maturity date of the line is May 31, 2003.

                          Infinity Infusion Care, Inc.

                          Notes to Financial Statements

                                December 31, 2001


5. Transactions With Related Parties

The Company acquired a parcel of land from an independent party in June 2000 for $586,210. In connection with the purchase, the Company obtained a long-term loan from a commercial bank of $400,000. In December 2001, the Company transferred the parcel and the remaining loan to Forum Twenty Two Enterprises L.P. ("Forum 22"), which has the same stockholders as the Company.

The parcel was transferred to Forum 22 at its historical cost. The balance of the loan was $186,762 at the time of transfer. The net transfer of $399,448 is reflected in the accompanying statement of stockholders' equity as distributions to owners.

A current receivable from Forum 22 of $43,402 is included in accounts receivable.

There have been no revenue or expenses incurred in connection with affiliated companies.

6. Marketable Securities

The Company held the following available-for-sale marketable equity securities as of December 31, 2001:

                                                  Fair         Unrealized
                                   Cost          Market           Gain
                                   Basis         Value           (Loss)
                                -----------------------------------------

Cisco Systems, Inc.             $  66,183     $  36,220       $  (29,963)
Corning, Inc.                       1,132           200             (932)
EMC Corporation                     1,982           500           (1,482)
JDS Uniphase Corp.                 45,290         8,680          (36,610)
Lucent Technologies, Inc.          18,982         6,300          (12,682)
Microsoft Corporation             116,575        66,300          (50,275)
Motorola, Inc.                     23,022        15,020           (8,002)
Nokia Corporation                   3,033         3,700              667
Qualcomm, Inc.                    180,057        50,500         (129,557)
Sun Microsystem, Inc.              61,579        24,600          (36,979)
                                -----------------------------------------
                                $ 517,835     $ 212,020       $ (305,815)
                                =========================================

                          Infinity Infusion Care, Inc.

                          Notes to Financial Statements

                                December 31, 2001


6. Marketable Securities (continued)

The proceeds from sales of available-for-sale marketable securities during 2001 of $135,105 resulted in a gross realized gain and gross realized loss of $39,587 and $80,670, respectively, which is included net in loss on sales of securities in the accompanying statement of income. The gain and loss calculations were computed based on specific identification of the related cost of the marketable securities.

The net increase in unrealized loss on available-for-sale marketable securities of $32,931 from $272,884 to $305,815 is included in accumulated other comprehensive loss in the accompanying statement of stockholders' equity.

The Company has a margin account related to its marketable securities. The margin account has a $100,770 liability balance at December 31, 2001. The Company has included the liability margin account balance in the accompanying financial statements as part of other current liabilities.

7. Property and Equipment

Property and equipment consist of the following at December 31, 2001:

        Automobiles                                              $  22,771
        Equipment                                                  129,391
        Computer software                                           20,258
        Leasehold improvements                                       4,720
                                                                   -------
                                                                   177,140
        Less accumulated depreciation and amortization             112,276
                                                                  --------
                                                                 $  64,864
                                                                  ========

8. Goodwill

Goodwill consists of the following at December 31, 2001:

        Goodwill                                                 $  30,000
        Less accumulated amortization                               11,526
                                                                    ------
                                                                 $  18,474
                                                                    ======

                          Infinity Infusion Care, Inc.

                          Notes to Financial Statements

                                December 31, 2001


9. Other Current Liabilities

Other current liabilities consist of the following at December 31, 2001:

        State income taxes payable                        $133,216
        Marketable securities margin account               100,770
        Other                                               25,000
                                                           -------
                                                          $258,986
                                                           =======

10. Income Taxes

The Texas corporate franchise tax includes a tax on income. The franchise tax is based on the greater of .25% of net taxable capital or 4.5% of net taxable earned surplus. Net taxable earned surplus is based on federal taxable income after certain adjustments. During 2001, the Company incurred approximately $133,000 of franchise tax based on earned surplus.

Under Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, the liability method is used in accounting for state income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted state tax rates and laws that will be in effect when the differences are expected to reverse. Deferred state taxes arise principally due to differences between the financial statement and income tax treatment of the allowance for doubtful accounts receivable, the use of accelerated depreciation for tax purposes and unrealized holding gains and losses on available-for-sale securities. The net state deferred tax assets and liabilities are not material at December 31, 2001.

11. Savings Plan

The Company provides a 401(k) savings plan whereby all eligible employees may voluntarily contribute a percentage of compensation. For 2001, the Company contributed $25,000 to the plan.

                          Infinity Infusion Care, Inc.

                          Notes to Financial Statements

                                December 31, 2001


12. Leases

Rental expenses amounted to approximately $68,000 in 2001. The Company has a long-term lease for office space, which expires May 31, 2003. Future minimum lease payments for the noncancelable long-term office lease at December 31, 2001 are approximately $75,000 in 2002 and $31,000 in 2003.

13. Subsequent Events

Effective January 1, 2002, the Company changed its legal status from a corporation and became a limited partnership.

In June 2002, the Company entered into an agreement to be acquired by Curative Health Services, Inc. ("Curative"). The total purchase price is approximately $24 million, of which $18 million will be paid in cash and $6 million in the form of subordinated convertible notes of Curative. The subordinated convertible notes are convertible into shares of Curative's common stock.

                          Infinity Infusion Care, Ltd.

                    Unaudited Condensed Financial Statements

                      As of and for the Three Months Ended

                             March 31, 2002 and 2001



                                    Contents


Condensed Statements of Income
     Three Months ended March 31, 2002 and 2001..............................14

Condensed Balance Sheets
     March 31, 2002 and 2001.................................................15

Condensed Statements of Cash Flows
     Three Months ended March 31, 2002 and 2001..............................16

Notes to Condensed Financial Statements......................................17

                          Infinity Infusion, Care, Ltd.
                         Condensed Statements of Income
                                 (In thousands)
                                   (Unaudited)


                                                      Three Months Ended
                                                          March 31,
                                                      2002         2001
                                                    --------     --------
 Net revenues                                       $ 2,531      $ 2,469

 Cost and operating expenses:
    Cost of sales                                       961        1,140
    Selling, general and administrative                 768          426
                                                      -----        -----
      Total cost and operating expenses               1,729        1,566
                                                      -----        -----

 Income from operations                                 802          903

 Other income (expense):
     Gain on sale of asset                                -           55
     Loss on sale of asset                                -          (96)
     Interest expense                                    (2)         (15)
                                                      -----        -----
       Total other income (expense)                      (2)         (56)
                                                      -----        -----
 Income before provision for income taxes               800          847

 Income tax provision                                     -           33
                                                      -----        -----
 Net income                                         $   800      $   814
                                                      =====        =====





                             See accompanying notes

                          Infinity Infusion, Care, Ltd.
                            Condensed Balance Sheets
                             March 31, 2002 and 2001
                                 (In thousands)
                                   (Unaudited)


                                                                     2002           2001
                                                                   -------        -------
ASSETS
Current assets:
Cash and cash equivalents                                          $    125       $     40
Accounts receivable, net                                              1,806          1,446
Marketable securities available for sale, net                           231            162
Inventory                                                               455            423
                                                                      -----          -----
   Total current assets                                               2,617          2,071

Property and equipment, net                                              63            629
Goodwill                                                                 18             20
Other assets                                                              4             28
                                                                      -----          -----
   Total assets                                                    $  2,702       $  2,748
                                                                      =====          =====


LIABILITIES AND STOCKHOLDERS' EQUITY/PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses                              $    579       $    644
Note payable                                                            500            450
Other current liabilities                                               101            105
                                                                      -----          -----
   Total current liabilities                                          1,180          1,199

Long-term liabilities                                                     -            293
                                                                      -----          -----
   Total liabilities                                                  1,180          1,492

Stockholders' equity/Partners' capital:
  Partners' capital                                                   1,615              -
  Common stock                                                            -              1
  Retained earnings                                                       -          1,561
  Accumulated other comprehensive loss                                  (93)          (306)
                                                                      -----          -----
    Total stockholders' equity                                        1,522          1,256
                                                                      -----          -----

    Total liabilities and stockholders' equity/Partners' capital   $  2,702       $  2,748
                                                                      =====          =====




                             See accompanying notes

                          Infinity Infusion, Care, Ltd.
                       Condensed Statements of Cash Flows
                                 (In thousands)
                                   (Unaudited)

                                                                       Three Months Ended
                                                                            March 31,
                                                                        2002         2001
                                                                       -------     -------
OPERATING ACTIVITIES:
Net income                                                             $   800     $   814
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation and amortization                                             2           1
   Provision for doubtful accounts                                         116         157
   Changes in operating assets and liabilities:
     Accounts receivable                                                    41        (284)
     Inventory                                                             (86)        (79)
     Accounts payable and accrued expenses                                 270         515
     Other liabilities                                                    (158)        (13)
                                                                         -----       -----
NET CASH PROVIDED BY OPERATING ACTIVITIES                                  985       1,111

INVESTING ACTIVITIES:
Net change in marketable securities available-for-sale                     194          35
                                                                         -----       -----
NET CASH PROVIDED BY INVESTING ACTIVITIES                                  194          35

FINANCING ACTIVITIES:
Payments on short-term loan                                                  -        (350)
Payments on long-term loan                                                   -         (23)
Proceeds from short-term borrowing                                         150           -
Distributions to stockholders                                           (1,250)       (550)
                                                                         -----       -----
NET CASH USED IN FINANCING ACTIVITIES                                   (1,100)       (923)
                                                                         -----       -----
NET INCREASE IN CASH AND CASH EQUIVALENTS                                   79         223
CASH AND CASH EQUIVALENTS (OVERDRAFT) AT BEGINNING OF PERIOD                46        (183)
                                                                         -----       -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $   125     $    40
                                                                         =====       =====




                             See accompanying notes

                          Infinity Infusion Care, Ltd.

                     Notes to Condensed Financial Statements

                             March 31, 2002 and 2001


Note 1.    Basis of Presentation


The condensed financial statements are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. The condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2001 and Notes thereto. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2002.

Note 2.    Subsequent Event

In June 2002, Infinity Infusion Care, Ltd. was purchased by Curative Health Services, Inc. ("Curative"). The aggregate purchase price was $24 million, which consisted of $18 million in cash and $6 million in promissory notes, which bear interest at a rate of 3 percent per annum, mature on June 28, 2007, and are convertible into an aggregate of 373,111 shares of Curative's common stock at a price per share of $16.08.

Item 7. (b)     Pro Forma Financial Information


                 Curative Health Services, Inc. and Subsidiaries

         Unaudited Pro Forma Condensed Consolidated Financial Statements

        As of March 31, 2002 and for the Year Ended December 31, 2001 and

                        Three Months Ended March 31, 2002



                                    Contents


Unaudited Pro Forma Condensed Consolidated Statement of Operations
  for the year ended December 31, 2001.......................................20

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
  three months ended March 31, 2002..........................................21

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
  March 31, 2002.............................................................22

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.....23

                 Curative Health Services, Inc. and Subsidiaries

         Unaudited Pro Forma Condensed Consolidated Financial Statements


In February 2002, the Company acquired Apex Therapeutic Care, Inc. ("Apex") for $60 million. Approximately $40 million of the purchase price was paid in shares of the Company's common stock with the remainder paid in cash and a $5 million promissory note. The Company and the former shareholders of Apex amended and restated the promissory note on May 30, 2002 to change the terms relating to a business performance criteria, add a convertible feature and ultimately adjust the principal amount of the promissory note to $3.7 million.

In June 2002, the Company acquired Infinity Infusion Care, Ltd. ("Infinity") for $24 million, consisting of $18 million in cash and $6 million in convertible notes.

The unaudited pro forma financial data presented give effect to the completed acquisitions of Apex and Infinity, both of which were completed in 2002. The pro forma financial data is based on the Company's historical financial statements and the historical financial statements of Apex and Infinity. Certain historical amounts have been reclassified to conform to current presentation.

The acquisitions have been accounted for in the pro forma financial data using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their fair values.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001 and the three months ended March 31, 2002 give effect to the acquisitions of Apex and Infinity as if they had been consummated on January 1, 2001. The unaudited pro forma consolidated balance sheet as of March 31, 2002 gives effect to the acquisition of Infinity as if it occurred on March 31, 2002.

The pro forma adjustments are based upon available information and assumptions that the Company believes were reasonable at the time made. The unaudited pro forma condensed consolidated financial statements do not purport to present the Company's financial position or results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future.

                 Curative Health Services, Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 2001
                      (in thousands, except per share data)


                                                 Curative Health       Apex        Infinity                      Consolidated Pro
                                                  Services, Inc.   Therapeutic     Infusion       Pro Forma       Forma Statement
                                                 and Subsidiaries   Care, Inc.    Care, Inc.     Adjustments       of Operations
                                                 ----------------- ------------- ------------- ----------------- ------------------
Revenues:
 Services                                           $  44,862        $      -      $      -      $     -             $  44,862
 Products                                              36,776          54,536        11,225       (6,675)(a)            95,862
                                                      -------          ------        ------        -----               -------
    Total revenues                                     81,638          54,536        11,225       (6,675)              140,724

Costs and operating expenses:
   Cost of services                                    25,887               -             -            -                25,887
   Cost of product sales                               29,779          37,821         4,676       (6,429)(a)            65,847
   Selling, general and administrative                 51,466           9,553         2,753            -                63,772
                                                      -------          ------        ------        -----               -------
    Total costs and operating expenses                107,132          47,374         7,429       (6,429)              155,506
                                                      -------          ------        ------        -----               -------
 (Loss) income from operations                        (25,494)          7,162         3,796         (246)              (14,782)

 Interest income                                          816               3             -           90 (b)               909
 Interest expense                                           -            (275)          (66)      (1,125)(c)            (1,466)
 Loss on sale of securities, net                            -               -           (41)           -                   (41)
                                                      -------          ------        ------        -----               -------
 (Loss) income before taxes                           (24,678)          6,890         3,689       (1,281)              (15,380)

 Income tax (benefit) provision                        (2,473)          2,774           133        1,189 (d)             1,623
                                                      -------          ------        ------        -----               -------
 Net (loss) income                                  $ (22,205)       $  4,116      $  3,556      $(2,470)            $ (17,003)
                                                      =======          ======        ======        =====               =======
 Net loss per common share, basic                   $   (3.09)                                                       $   (1.69)
                                                      =======                                                          =======
 Net loss per common share, diluted                 $   (3.09)                                                       $   (1.69)
                                                      =======                                                          =======
 Weighted average common shares, basic                  7,193           2,865                                           10,058
                                                      =======          ======                                          =======
 Weighted average common shares, diluted                7,193           2,865                                           10,058
                                                       ======          ======                                          =======


                 Curative Health Services, Inc. and Subsidiaries
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                    For the Three Months Ended March 31, 2002
                      (in thousands, except per share data)


                                                    Curative
                                                     Health           (1)        Infinity                      Consolidated
                                                    Services,        Apex        Infusion                        Pro Forma
                                                    Inc. and      Therapeutic      Care,       Pro Forma      Statement of
                                                   Subsidiaries    Care, Inc.      Ltd.       Adjustments       Operations
                                                   ------------------------------------------------------------------------
Revenues:
   Services                                         $   8,895       $      -      $     -      $    -           $   8,895
   Products                                            13,869          8,150        2,531        (158)(a)          24,392
                                                       ------          -----        -----         ---              ------
        Total revenues                                 22,764          8,150        2,531        (158)             33,287

Costs and operating expenses:
   Cost of services                                     3,917              -            -            -              3,917
   Cost of product sales                               10,339          5,358          961        (151)(a)          16,507
   Selling, general & administrative                    4,924          1,789          768           -               7,481
                                                       ------          -----        -----         ---              ------

     Total costs and operating expenses                19,180          7,147        1,729        (151)             27,905
                                                       ------          -----        -----        ----              ------
Income (loss) from operations                           3,584          1,003          802          (7)              5,382

Interest and other income                                  36              -            -            -                 36
Interest expense                                         (137)           (32)          (2)       (284)(e)            (455)
                                                       ------          -----        -----         ---              ------
Income (loss) before taxes                              3,483            971          800        (291)              4,963

Income tax provision                                    1,433              -            -         708 (d)           2,141
                                                       ------          -----        -----         ----             ------
Net income (loss)                                   $   2,050       $    971      $   800      $ (999)          $   2,822
                                                       ======          =====        =====         ===              ======
Net income per common share, basic                  $    0.21                                                   $    0.25
                                                       ======                                                      ======
Net income per common share, diluted                $    0.19                                                   $    0.23
                                                       ======                                                      ======
Weighted average common shares, basic                   9,653          1,557                                       11,210
                                                       ======          =====                                       ======
Weighted average common shares, diluted                10,962          1,557                                       12,519
                                                       ======          =====                                       ======



(1) For the period from January 1, 2002 through February 28, 2002, the date of acquisition, excluding approximately $4.0 million of net charges directly attributable to the sale of Apex Therapeutic Care, Inc. to Curative Health Services, Inc. (primarily stock compensation and related charges and inter-affiliate sales and cost of sales).

                 Curative Health Services, Inc. and Subsidiaries
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                 March 31, 2002
                                 (in thousands)

                                                        Curative
                                                        Health          Infinity
                                                       Services,        Infusion                       Consolidated
                                                        Inc. and          Care,        Pro Forma        Pro Forma
                                                      Subsidiaries         Ltd.       Adjustments     Balance Sheet
                                                      ------------     ---------      -----------     -------------
ASSETS
Current assets:
Cash and cash equivalents                               $   5,518       $   125       $ (5,643)(f)      $       -
Accounts receivable, net                                   25,073         1,806              -             26,879
Marketable securities available for sale, net                   -           231           (231)(g)              -
Deferred tax assets                                         6,846             -              -              6,846
Inventory                                                  11,398           455              -             11,853
Prepaids and other assets                                     783             -              -                783
                                                          -------         -----          -----            -------
    Total current assets                                   49,618         2,617         (5,874)            46,361

Property and equipment, net                                 3,650            63              -              3,713
Intangibles subject to amortization, net                    1,530             -            275 (f)          1,805
Intangibles not subject to amortization                       332             -             46 (f)            378
Goodwill                                                   82,809            18         22,114 (f)        104,941
Other assets                                                2,789             4              -              2,793
                                                          -------          ----         ------            -------
    Total assets                                        $ 140,728       $ 2,702       $ 16,561          $ 159,991
                                                          =======         =====         ======            =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                        $  15,323       $   472       $      -          $  15,795
Accrued expenses                                           17,580           107              -             17,687
Note payable                                                    -           500           (500)(g)              -
Other current liabilities                                       -           101              -                101
                                                          -------          ----         ------            -------
    Total current liabilities                              32,903         1,180           (500)            33,583

Long-term liabilities                                      10,557             -         18,583 (f)         29,140
                                                          -------         -----         ------            -------
    Total liabilities                                      43,460         1,180         18,083             62,723

Stockholders' equity                                       97,268         1,522         (1,522)(f)         97,268
                                                          -------         -----          -----            -------
    Total liabilities and stockholders' equity          $ 140,728       $ 2,702       $ 16,561          $ 159,991
                                                          =======         =====         ======            =======


                 Curative Health Services, Inc. and Subsidiaries

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements



Details of the pro forma adjustments relating to the acquisitions of Apex Therapeutic Care, Inc. and Infinity Infusion Care, Inc. are as follows:


a)   To eliminate affiliate sales, cost of sales and profit.

b) To record interest income on $2.0 million loan given to former shareholder as part of Apex Therapeutic Care, Inc. purchase.

c) To record interest expense on $5.0 million sellers' note (rate of 4.4 percent per annum) issued as part of Apex Therapeutic Care, Inc. purchase and interest expense on $6.0 million convertible note and $10.0 million term loan facility (rates of 3 percent and of 7.25 percent per annum, respectively) issued as part of Infinity Infusion Care, Ltd. purchase.

d) To record additional tax provision based on the Company's effective tax rate of 40 percent.

e) To record interest expense on $3.7 million convertible note (rate of 4.4 percent per annum) issued as part of Apex Therapeutic Care, Inc. purchase and $6.0 million convertible note, $10.0 million term loan facility and a $2.4 million revolver (rates of 3 percent, of 7.25 percent and 5.25 percent per annum, respectively) issued as part of Infinity Infusion Care, Ltd. purchase.

f) To record the effect of the purchase of Infinity Infusion Care, Ltd. on cash balances, equity accounts and long-term debt. The purchase price allocation and amounts allocated to goodwill and other intangibles are final.

     The purchase price consisted of:

           Cash paid to Seller                           $ 18,000
           Note to Seller                                   6,000
           Acquisition costs                                  226
                                                           ------
               Total                                     $ 24,226
                                                           ======
     The cash paid consisted of:

           Term loan                                     $ 10,000
           Cash on hand                                     5,643
           Revolving loan borrowing                         2,357
                                                           ------
               Total                                     $ 18,000
                                                           ======

                 Curative Health Services, Inc. and Subsidiaries

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements




(f) (continued)

     The purchase price was allocated as follows:

           Goodwill                                      $ 22,114
           Intangibles                                        321
           Net liabilities not assumed                        269
           Net equity                                       1,522
                                                           ------
               Total                                     $ 24,226
                                                           ======

     The pro forma adjustment to long-term liabilities consists of:

           Term loan                                     $ 10,000
           Note to seller                                   6,000
           Revolving loan borrowing                         2,357
           Acquisition costs                                  226
                                                           ------
              Total                                      $ 18,583
                                                           ======


g) To eliminate assets not acquired and liabilities not assumed.

Signature

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     CURATIVE HEALTH SERVICES, INC.


Date:  July 9, 2003                 By: /s/ Thomas Axmacher
                                             ---------------
                                             Thomas Axmacher
                                             Chief Financial Officer

                                                                  Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Forms S-3 Nos. 333-102965, 333-89254 and 333-83342) pertaining to shares to be sold by certain selling shareholders, in the Registration Statement (Forms S-8 Nos. 333-98253 and 333-60852) pertaining to the Curative Health Services, Inc. 2000 Stock Incentive Plan, in the Registration Statement
(Forms S-8 Nos. 333-98251 and 333-73376) pertaining to the Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan and Non-Qualified
Stock Option Agreements for David Lawson, Steven Michurski, and Beth Oliver, in the Registration Statement (Forms S-8 Nos. 333-65753 and 333-60854) pertaining to the Curative Health Services, Inc. Non-Employee Director Stock Option Plan, as amended, in the Registration Statement (Forms S-8 Nos. 333-65751, 33-65712, 33-54880, 33-45553 and 33-44414) pertaining to the Curative Health Services, Inc. and Subsidiaries 1991 Stock Option Plan, as amended, in the Registration Statement (Form S-8 No. 33-65710) pertaining to the Curative Health Services, Inc. and Subsidiaries Director Share
Purchase Program, and in the Registration Statement (Form S-8 No. 33-85188) pertaining to the Curative Health Services, Inc. and Subsidiaries Employee 401(k) Savings Plan of our report dated May 15, 2002, with respect to the financial statements of Infinity Infusion Care, Inc. as of and for the year ended December 31, 2001 included in the Current Report on Form 8-K of Curative Health Services, Inc.



                                                     /s/ Ernst & Young LLP



New York, New York
July 8, 2003